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                        [ARTHUR ANDERSEN LLP LETTERHEAD]

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the use of our reports dated February 12, 1998 (except with respect to the matter discussed in Note 21 of the U S WEST, Inc. consolidated financial statements, as to which the date is April 6, 1998) on the combined financial statements of New U S WEST, the financial statement schedule of New U S WEST, the consolidated financial statements of U S WEST, Inc. and the Supplementary Selected Proportionate Results of Operations for U S WEST, Inc., as of December 31, 1997 and 1996, and for the years then ended, included in this Registration Statement on Form S-4 of USW-C, Inc. and Proxy Statement of U S WEST, Inc. (together the "Registration Statement"), and to all references to our Firm included in this Registration Statement.

/s/ Arthur Andersen LLP


Denver, Colorado
April 10, 1998.